Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FORWARD AIR CORPORATION
ARTICLE I
The name of the corporation is Forward Air Corporation (the “Company”).
ARTICLE II
The address of the Company’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware 19904. The name of the Company’s registered agent at such address is Cogency Global Inc.
ARTICLE III
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).
ARTICLE IV
Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.
Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, voting powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
(a)    the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
(b)    the voting powers, if any, and whether such voting powers are full or limited in such series;
(c)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)    whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series and the dates and preferences of dividends on such series;
(e)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;
(f)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
(g)    the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
(h)    the provisions, if any, of a sinking fund applicable to such series; and
(i)    any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;
all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).
The voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of the class of preferred stock designated “Series B Preferred Stock” are as set forth in this Article FOURTH and in Annex A to this Amended and Restated Certificate of Incorporation of the Company (this “Certificate of Incorporation”), which is incorporated herein by reference.
Section 3. Common Stock.
(a)    Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.
(b)    Except as otherwise required by law, holders of Common Stock will not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).
(c)    Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased

(but not below the number of shares thereof then outstanding) without separate class votes, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto). For the avoidance of doubt, but subject to the rights of any holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL will apply to amendments to this Certificate of Incorporation.
ARTICLE V
The Board may make, amend and repeal the Bylaws of the Company (the “Bylaws”). Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended), and the Bylaws may be amended or repealed by the stockholders by the affirmative vote of the holders of a majority of the voting power of the outstanding stock of the Company entitled to vote generally. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.
ARTICLE VI
Subject to the rights of the holders of any series of Preferred Stock:
(a)    any action required or permitted to be taken by the stockholders of the Company may be taken only (i) at a duly called annual or special meeting of stockholders of the Company or (ii) without a meeting by a consent signed by all holders of all shares entitled to vote thereon if such matter were to be voted upon at a duly called annual or special meeting of the stockholders of the Company; and
(b)    except as otherwise permitted by the Bylaws, special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the “Chairman”), (ii) the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) the Secretary of the Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of directors that the Company would have if there were no vacancies on the Board (the “Whole Board”).
At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.
ARTICLE VII
Section 1. Number, Election and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of directors of the Company shall be fixed only by the affirmative vote of a majority of the Whole Board. At each annual meeting of the stockholders of the Company, the directors will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. Election of directors of the Company need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected, voting together as a single class. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote at an election of directors. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors and other business must be given in the manner provided in the Bylaws.
Section 3. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to remove directors under circumstances specified in a Preferred Stock Designation, at any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors.
ARTICLE VIII
To the fullest extent permitted by the DGCL and any other applicable laws currently or hereafter in effect, no director or officer of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Company. Solely for purposes of this Article VIII, “officer” will have the meaning provided in Section 102(b)(7) of the DGCL or any amendment or successor provision thereto. No amendment to or repeal of this Article VIII will apply to or have any effect on the liability or alleged liability of any director or officer of the Company for or with respect to any acts or omissions of such director or officer occurring prior to the effectiveness of such amendment or repeal.
ARTICLE IX
Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact (a) he or she is or was a director or an officer of the Company or (b) with respect to any former or current director or officer of the Company, he or she is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such

Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.
Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (b) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.
Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any other provision of this Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.
Section 6. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 7. No Duplication of Payments. The Company shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.
ARTICLE X
(a)    Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, in each case, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
(b)    Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933, as amended.

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Annex A
CERTIFICATE OF DESIGNATIONS
OF
SERIES B PREFERRED STOCK
OF
FORWARD AIR CORPORATION
Pursuant to Section 151 of the Delaware General Corporation Law and the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) of Forward Air Corporation (the “Company”), the Board of Directors, by unanimous consent in lieu of a meeting, adopted a resolution providing for the issuance of a series of preferred stock designated as the “Series B Preferred Stock,” which resolution is as follows:
RESOLVED that, pursuant to Article Fourth of the Certificate of Incorporation of the Company, there be and hereby is authorized and created a series of Preferred Stock, hereby designated as the “Series B Preferred Stock” (hereinafter called “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall initially be 15,000 and such shares shall have a par value of $0.01 per share. Each share of Series B Preferred Stock shall be issued in fractional units of 1/1000th of one share of Series B Preferred Stock (hereafter called “Series B Preferred Units”), and the par value of each Series B Preferred Unit shall be $0.00001. The voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock are as follows:
Section 1. Ranking; Term; Nature.
(a)    Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock, and each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit. The Series B Preferred Stock (and Series B Preferred Units) shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, (i) senior to the common stock, par value $0.01 per share, of the Company (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Company (including any series of Preferred Stock currently established or established after the Issue Date by the Board) the terms of which do not expressly provide that such class or series ranks senior to, or pari passu with, the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Junior Stock”), (ii) pari passu with each other class or series of stock of the Company (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks pari passu with the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, and (iii) junior to each other class or series of stock of the Company (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company. The Company’s ability to issue Capital Stock that ranks pari passu with or senior to the Series B Preferred Stock shall be subject to the provisions of Section 2.
(b)    The Series B Preferred Units shall be perpetual.
(c)    Since one Series B Preferred Unit and one Class B Unit together represent an economic and voting unit, Series B Preferred Units shall only be issued to, and registered in the name of, a holder of Class B Units and a Series B Preferred Unit only may be transferred together with a corresponding Class B Unit in accordance with the terms of the Opco LLCA.
Section 2. Voting Rights. Subject to applicable law and the rights, if any, of the holders of any outstanding Series B Preferred Units, the Holders and the holders of outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, the Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Company. At each annual or special meeting of stockholders, each Holder on the relevant record date shall be entitled to cast one vote in person or by proxy for each Series B Preferred Unit standing in such Holder’s name on the stock transfer records of the Company. The Holders shall not have cumulative voting rights. Except as may otherwise be required by law or as specifically set forth in this Section 2, Section 3 or Section 5, the Series B Preferred Units shall not have any other special voting powers and the voting powers of the Holders and holders of shares of Common Stock shall be in all respects identical.
Section 3. Amendments Affecting Stock. So long as any Series B Preferred Units are outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least a majority of the outstanding number of Series B Preferred Units, voting separately as a single class, will be required for any amendment, alteration or repeal of (a) the Certificate of Incorporation (including as a result of a merger, reorganization, consolidation or other similar or extraordinary transaction) if the amendment, alteration or repeal would alter or change the powers, preferences, privileges or rights of the Holders so as to affect them adversely or (b) the Bylaws (including as a result of a merger, reorganization, consolidation or other similar or extraordinary transaction) if the amendment, alteration or repeal would alter or change the powers, preferences or rights of the Holders so as to adversely affect them differently in any material respect than the holders of Common Stock are so affected.
Section 4. No Dividends. The Holders shall not be entitled to receive any dividends (including cash, stock or property) in respect of their Series B Preferred Units; provided, that in the event of a dividend to holders of Common Stock in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Series B Preferred Units shall simultaneously receive a dividend of Series B Preferred Units or rights to acquire Series B Preferred Units, in each case in the same proportion and manner, pursuant to the terms of the Opco LLCA or otherwise.
Section 5. Stock Splits. Without the prior affirmative vote of the holders of a majority of the Series B Preferred Units then outstanding and the holders of a majority of the shares of Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision, split or combination (whether by merger, reorganization, consolidation or other similar or extraordinary transaction) shall be effected on the Series B Preferred Units or the Common Stock unless the same reclassification, subdivision, split or combination, in the same proportion and manner, is made on the other.
Section 6. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder shall be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount equal to the aggregate Liquidation Preference attributable to Series B Preferred Units held by such Holder. After the payment to the Holders of the full preferential amounts provided for above, the Holders as such shall have no right or claim to any of the remaining assets of the Company.
Section 7. Merger or Consolidation. Subject to Section 5, in the event of a merger, reorganization, consolidation or other similar or extraordinary transaction of the Company with or into another entity (whether or not the Company is the surviving entity), the Holders shall not be entitled to receive any economic consideration in respect of a Series B Preferred Unit; provided, however, that the Company shall comply with the terms of the Opco LLCA, including with respect to any redemption or exchange of the Class B Units in connection with such merger, reorganization, consolidation or other similar or extraordinary transaction.
Section 8. No Preemptive Rights. No Holder shall be entitled to preemptive rights.
Section 9. Exchange and Cancellation of Series B Preferred Units. To the extent that either (a) any Person exercises its rights pursuant to the terms of the Opco LLCA to have its Class B Units (as defined in the Opco LLCA and hereinafter, the “Class B Units”) (together with a corresponding Series B Preferred Unit) redeemed, purchased or exchanged by Holdco for Common Stock pursuant to the terms of the Opco LLCA or (b) the Company otherwise requires any holder of Class B Units to redeem or exchange its Class B Units pursuant to the terms of the Opco LLCA, then simultaneous with the payment of, at the Holdco’s election, cash or shares of Common Stock to such Person for such redemption or exchange pursuant to the terms of the Opco LLCA, the Series B Preferred Units so redeemed or exchanged in connection therewith (or otherwise corresponding thereto) shall be automatically (and without any further action on the part of the Company or the Holder thereof) cancelled for no consideration.
Section 10. Transfer of Series B Preferred Units.
(a)    The transfer of a Class B Unit pursuant to the terms of the Opco LLCA shall result in the automatic transfer of an equal number of Series B Preferred Units to the same transferee. No Holder shall transfer a Series B Preferred Unit other than with an equal number of Class B Units (in each case, as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Series B Preferred Units or Class B Units) pursuant to the terms of the Opco LLCA. The transfer restrictions described in this Section 10(a) are referred to as the “Restrictions.”
(b)    Any purported transfer of Series B Preferred Units in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of Series B Preferred Units (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such Series B Preferred Units (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Company or the Transfer Agent.
(c)    Upon a determination by the Board that a Person has attempted or is attempting to transfer or to acquire Series B Preferred Units, or has purportedly transferred or acquired Series B Preferred Units, in violation of the Restrictions, the Board may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Company, including, to the fullest extent permitted by applicable law, to cause the Company’s Transfer Agent to refuse to record the Purported Owner as the record owner of the Series B Preferred Units, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.
(d)    Notwithstanding the Restrictions, (i) in the event that any outstanding Series B Preferred Units shall cease to be held by a registered holder of Class B Units, such Series B Preferred Units shall be automatically (and without action on the part of the Company or the Holder thereof) cancelled for no consideration and (ii) in the event that any Holder no longer holds an equal number of Series B Preferred Units and of Class B Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to Series B Preferred Units or Class B Units), the Series B Preferred Units registered in the name of such Holder that exceed the number of Class B Units held by such Holder shall be automatically (and without further action on the part of the Company or such Holder) cancelled for no consideration.
(e)    The Board may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 10 and the Opco LLCA, for determining whether any transfer or acquisition of Series B Preferred Units would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 10. Any such procedures and regulations shall be kept on file with the Secretary and with the Transfer Agent and shall be made available for inspection by any prospective transferee of Series B Preferred Units and, promptly after being implemented, shall be mailed or otherwise delivered, as determined by the Company, to a Holder.
(f)    The Board shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any Series B Preferred Units in violation thereof.
Section 11. Series B Preferred Units Legend. All book-entries representing Series B Preferred Units shall bear a legend substantially in the following form (or in such other form as the Board may determine):
THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
Section 12. Status of Converted, Redeemed, Repurchased or Cancelled Units. Series B Preferred Units that have been cancelled shall not be reissued as Series B Preferred Units and shall have the status of authorized but unissued shares or units of Preferred Stock undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock; provided that any issuance of such Series B Preferred Units must be in compliance with the terms hereof.
Section 13. Notices. All notices or communications in respect of Series B Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Incorporation or Bylaws or by applicable law.
Section 14. Definitions. As used in this Annex A, the following terms have the meanings specified below:
(a)    “Board” means the Board of Directors of the Company.
(b)    “Bylaws” means the Bylaws of the Company (as amended and restated from time to time).
(c)    “Capital Stock” of any Person means any and all shares, units, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(d)    “Certificate of Designations” means this Certificate of Designations setting forth the voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock.
(e)    “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, including this Certificate of Designations (as further amended and restated from time to time).
(f)    “Class B Units” has the meaning set forth in Section 9.
(g)    “Common Stock” has the meaning set forth in Section 1.
(h)    “Company” has the meaning set forth in the first paragraph of this Certificate of Designations.
(i)    “Holdco” means Central States Logistics, Inc., an Illinois corporation and wholly owned subsidiary of the Company.
(j)    “Holder” means the Person in whose name a Series B Preferred Unit is registered in its capacity as a holder of Series B Preferred Units.
(k)    “Issue Date” means June 12, 2025.
(l)    “Junior Stock” has the meaning set forth in Section 1.
(m)    “Liquidation Preference” means an amount equal to $0.01 per Series B Preferred Unit.
(n)    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 10, 2023, among the Company, Holdco, Opco, Omni Newco, LLC and the other parties thereto, as amended prior to January 25, 2024.
(o)    “Opco” means Clue Opco LLC, a Delaware limited liability company.
(p)    “Opco LLCA” means the amended and restated limited liability company agreement of Opco in effect from time to time; provided, that for so long as the definitive agreement constituting the amended and restated limited liability company agreement of Opco contemplated by Section 7.22(a)(i) of the Merger Agreement is not in effect, “Opco LLCA” shall refer to the terms and conditions set forth on Exhibit C to the Merger Agreement.
(q)    “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.
(r)    “Purported Owner” has the meaning set forth in Section 10(b).

(s)    “Restricted Shares” has the meaning set forth in Section 10(b).
(t)    “Restrictions” has the meaning set forth in Section 10(a).
(u)    “Securities Act” means the Securities Act of 1933, as amended.
(v)    “Series B Preferred Stock” has the meaning set forth in the second paragraph of this Certificate of Designations.
(w)    “Series B Preferred Units” has the meaning set forth in the second paragraph of this Certificate of Designations.
(x)    “Stockholder Approval” means the approval of the Company’s stockholders for the issuance of additional Series B Preferred Units contemplated by the Opco LLCA, in each case pursuant to and in accordance with the listing rules of NASDAQ, including for all applicable purposes of NASDAQ Listing Rule 5635, and obtained at the Company’s Annual Meeting of Shareholders held on June 3, 2024.
(y)    “Transfer Agent” means Computershare Trust Corporation, N.A. unless and until a successor is selected by the Company, and then such successor.
Section 15. Miscellaneous.
(a)    The Company covenants that it will at all times reserve and keep available, free from preemptive rights, (i) out of its authorized but unissued shares of Common Stock (in addition to any amounts reserved for any other purpose), for the purpose of effecting the exchange or redemption of Series B Preferred Units in accordance with Section 9 not theretofore converted, the aggregate number of shares of Common Stock deliverable upon the exchange or redemption of all outstanding Class B Units (and corresponding Series B Preferred Units) pursuant to the terms of the Opco LLCA, and (ii) out of its authorized but unissued Series B Preferred Units, for the purpose of effecting the issuance of Series B Preferred Units pursuant to the terms of the Opco LLCA, the aggregate number of Series B Preferred Units to be issued pursuant to the terms of the Opco LLCA upon receipt of the Stockholder Approval.
(b)    The Company covenants that any shares of Common Stock issued upon exchange or redemption of the Series B Preferred Units (and the corresponding Class B Units) pursuant to the terms of the Opco LLCA will be duly and validly issued, fully paid and nonassessable, and free of any Encumbrances (as defined in the Merger Agreement) other than restrictions under the Transaction Agreements (as defined in the Merger Agreement), any Organizational Documents (as defined in the Merger Agreement) and under applicable law, including blue sky laws and the Securities Act.
(c)    The Company shall cause Opco to pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon redemption or exchange by Opco of the Series B Preferred

Units and any issuance of Series B Preferred Units pursuant to the Transaction Agreements (as defined in the Merger Agreement); provided, however, that Opco shall not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock, Series B Preferred Units or other securities or property in a name other than that of the Holder of the Series B Preferred Units to be redeemed or exchanged (as applicable), and the Holder shall be responsible for any such tax.
(d)    Notwithstanding anything to the contrary contained in this Certificate of Designations, no Series B Preferred Units shall be issued in physical, certificated form. All Series B Preferred Units shall be evidenced by book-entry on the record books maintained by the Company or its Transfer Agent.
(e)    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
(f)    Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law. If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Units and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Units and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Units and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Units and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Units and qualifications, limitations and restrictions thereof unless so expressed herein.
(g)    To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the Holders as the true and lawful owner of the Series B Preferred Units for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

(h)    When the terms herein refer to a specific agreement or other document or a decision by any body or person that determines the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).